Exhibit 99.1
SIGNET JEWELERS REPORTS FOURTH QUARTER AND FISCAL 2024 RESULTS
Results In-Line with Expectations with EPS Exceeding
Announces $350 Million Cost Out Initiative Over the Next 3 Years
Raised Share Repurchase Authorization to $850 Million and Common Dividend 26%
HAMILTON, Bermuda, March 20, 2024 – Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 14 weeks (“fourth quarter Fiscal 2024”) and 53 weeks ("Fiscal 2024") ended February 3, 2024.
"Thank you to our Signet team for once again delivering on our expectations and successfully navigating a challenging quarter and year for the industry. We drove gross margin expansion of 160 basis points and sustained average transaction value this quarter by executing on our strategy of building brand equity, customer experience innovation, and accelerated sell through on product newness as offsets to heavy discounting by competitors,” said Signet Chief Executive Officer Virginia C. Drosos. "As we look to Fiscal 2025, we are expecting sequential same store sales improvement over the year as engagements gradually recover. We believe we're positioned to win new customers through our marketing personalization, growing consumer inspired product newness, and aggressive expansion of our service business."
"For the fourth year in a row, our flexible operating model generated over $600 million in free cash flow in Fiscal 2024, excluding non-recurring legacy legal settlements(1), led by agile inventory management and cost discipline. Fueled by robust cash conversion, we are raising our share buyback program from approximately $650 million to $850 million, increasing our common dividend, and maintaining ample financial capacity to address maturities this fiscal year,” said Joan Hilson, Chief Financial, Strategy & Services Officer. “Our Fiscal 2025 guidance reflects the beginning of the three-year engagement recovery, investments in our strategic initiatives, and continuing cost diligence to drive operating income, including $150 million to $180 million in cost savings this year."
Fourth Quarter Fiscal 2024 Highlights:
•Total sales of $2.5 billion, down $168.6 million or 6.3% (down 6.6%(2) on a constant currency basis) to Q4 of FY23.This includes $103.2 million of sales from the Company’s 53rd week, partially offset by approximately $25 million from lost sales contribution from U.K. prestige watch locations that were sold.
•Same store sales ("SSS")(3) down 9.6% to last year.
•GAAP operating income of $416.3 million, up from $369.5 million in Q4 of FY23.
•Non-GAAP operating income(2) of $409.7 million compared to $404.7 million in Q4 of FY23.
•GAAP diluted earnings per share ("EPS") of $11.75, compared to $5.02 in Q4 of FY23. Q4 of FY24 includes a $4.94 per share benefit of a deferred tax asset related to the enactment of the Corporate Income Tax Act of 2023 (“CITA2023”) in Bermuda.
•Non-GAAP diluted EPS(2) of $6.73, compared to $5.52 in Q4 of FY23. This includes a $0.38 tax benefit to FY24 from the release of a tax accrual in the prior year.
•Cash and cash equivalents, at year-end, of $1.4 billion, up approximately $212 million from Q4 of FY23.
•Year-to-date cash from operating activities for Fiscal 2024 of $546.9 million, compared to $797.9 million in Fiscal 2023, primarily due to lower full year income and legal settlements(1), partially offset by improvements in working capital.
•Repurchased $21.8 million, or approximately 246,000 shares, during the fourth quarter.
(1) Cash payments for litigation settlements of approximately $201 million made in the first quarter of Fiscal 2024.
(2) See non-GAAP financial measures below.
(3) Same store sales include physical stores and eCommerce sales.

Fourth Quarter and Full Year Fiscal 2024 Results:

(in millions, except per share amounts)	Q4 Fiscal 2024	Q4 Fiscal 2023	Fiscal 2024	Fiscal 2023
Sales	$2,497.6	$2,666.2	$7,171.1	$7,842.1
SSS % change (1)	(9.6)%	(9.1)%	(11.6)%	(6.1)%
GAAP
Operating income	$416.3	$369.5	$621.5	$604.9
Operating income as % of sales	16.7%	13.9%	8.7%	7.7%
GAAP Diluted EPS	$11.75	$5.02	$15.01	$6.64
Non-GAAP (2)
Operating income	$409.7	$404.7	$642.8	$850.4
Operating income as % of sales	16.4%	15.2%	9.0%	10.8%
Non-GAAP Diluted EPS	$6.73	$5.52	$10.37	$11.80
(1)    Same store sales include physical stores and eCommerce sales. Blue Nile was included in SSS beginning in the third quarter of Fiscal 2024.
(2)    See non-GAAP financial measures below.
Fourth Quarter Fiscal 2024 Results:

	Change from previous year
Fourth Quarter of Fiscal 2024	Same store sales	Non-same store sales, net	Impact of 14th week on total sales	Total sales at constant exchange rate (2)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(10.0)%	—%	3.9%	(6.1)%	—%	(6.1)%	$2,350.4
International segment	(1.0)%	(14.3)%	3.9%	(11.4)%	3.9%	(7.5)%	$141.7
Other segment (1)	nm	nm	nm	nm	nm	nm	$5.5
Signet	(9.6)%	(0.9)%	3.9%	(6.6)%	0.3%	(6.3)%	$2,497.6
(1)    Includes sales from Signet’s diamond sourcing operation.
(2)    See non-GAAP financial measures section below
nm Not meaningful.
By reportable segment:
North America
•Total sales of $2.4 billion, down $152.9 million or 6.1% to Q4 of FY23 reflecting a decrease of 0.6% in total average transaction value ("ATV"), on a lower number of transactions.
•SSS declined 10.0% compared to Q4 of FY23. SSS was negatively impacted by approximately 1% from integration issues at the Company’s Digital banners (James Allen and Blue Nile), which led to fulfillment issues in the second half of the quarter. The eCommerce channel at other banners was not impacted and outperformed Signet’s overall SSS.
International
•Total sales of $141.7 million, down $11.5 million or 7.5% to Q4 of FY23 (down 11.4% on a constant currency basis) reflecting a decrease of 10.4% in total ATV reflecting the previously announced sale of prestige watch locations, on a lower number of transactions.
•SSS declined 1.0% versus Q4 of FY23.
GAAP gross margin was $1.1 billion, down approximately $30 million to Q4 of FY23, while gross margin expanded 160 basis points to 43.3% of sales. This improvement was largely driven by a 130 basis points of merchandise margin expansion.
GAAP SG&A was $671.9 million, down from $702.5 million in Q4 of FY23, while GAAP SG&A at 26.9% of sales was 60 basis points higher. The change in SG&A as a percentage of sales was primarily driven by deleverage on fixed costs, partially offset by cost savings actions.

GAAP operating income was $416.3 million or 16.7% of sales, compared to $369.5 million, or 13.9% of sales in the prior year fourth quarter.
Non-GAAP operating income was $409.7 million, or 16.4% of sales, compared to $404.7 million, or 15.2% of sales in the prior year fourth quarter. Non-GAAP operating income in the current quarter excluded $13.6 million for the gain recognized on the sale of the UK prestige watch business, as well as $7.0 million in expenses related to integration charges for Blue Nile, restructuring charges and asset impairment.

	Fourth quarter Fiscal 2024		Fourth quarter Fiscal 2023
GAAP Operating income in millions	$	% of sales	$	% of sales
North America segment	$396.0	16.8%	$372.9	14.9%
International segment	36.0	25.4%	14.7	9.6%
Other segment	(3.4)	nm	(2.1)	nm
Corporate and unallocated expenses	(12.3)	nm	(16.0)	nm
Total GAAP operating income	$416.3	16.7%	$369.5	13.9%

	Fourth quarter Fiscal 2024		Fourth quarter Fiscal 2023
Non-GAAP Operating income in millions (1)	$	% of sales	$	% of sales
North America segment	$403.2	17.2%	$408.1	16.3%
International segment	22.2	15.7%	14.7	9.6%
Other segment	(3.4)	nm	(2.1)	nm
Corporate and unallocated expenses	(12.3)	nm	(16.0)	nm
Total Non-GAAP operating income	$409.7	16.4%	$404.7	15.2%
(1)    See non-GAAP financial measures below.
nm    Not meaningful.
The current quarter GAAP effective tax rate was benefit of (46.7)%. On a GAAP basis, income tax benefit was $199.2 million compared to income tax expense of $89.5 million in the prior year quarter. This reflects the impact of a $263 million deferred tax asset recorded in the fourth quarter related to the enactment of the CITA2023 in Bermuda. CITA2023 includes an economic transition adjustment, which is intended to be a fair and equitable transition into the new tax regime for companies in Bermuda, and results in a deferred tax benefit to the Company. The Company will be subject to the new tax in Bermuda beginning in Fiscal 2026. On a non-GAAP basis, income tax expense was $62.8 million, an effective rate of 14.9%, primarily driven by release of an accrual against a prior year uncertain tax position that settled favorably and pre-tax earnings mix by jurisdiction, compared to income tax expense of $98.3 million in the prior year quarter.
GAAP diluted EPS was $11.75, an increase of 134.1% over the prior year. Non-GAAP diluted EPS was $6.73, up 21.9% from last year. Non-GAAP diluted EPS excludes the impacts of $4.94 reflecting the economic transition adjustment related to CITA2023, and $0.25 for the gain recognized on the sale of the UK prestige watch business, partially offset by $0.17 in expenses primarily related to integration charges for Blue Nile, restructuring charges and asset impairments. GAAP and non-GAAP diluted EPS both include the $0.38 benefit from the release of an accrual against a prior year uncertain tax position that settled favorably.
GAAP and non-GAAP diluted EPS for the fourth quarter include the dilutive impact of the preferred shares in the share count based on the level of net income this quarter.

Full Year Fiscal 2024 Results:

	Change from previous year
Year to date Fiscal 2024	Same store sales	Non-same store sales, net (2)	Impact of 53rd week on total sales	Total sales at constant exchange rate (3)	Exchange translation impact	Total sales as reported	Total sales (in millions)
North America segment	(11.9)%	2.6%	1.3%	(8.0)%	—%	(8.0)%	$6,703.8
International segment	(5.3)%	(6.3)%	1.3%	(10.3)%	1.9%	(8.4)%	$430.7
Other segment (1)	nm	nm	nm	nm	nm	nm	$36.6
Signet	(11.6)%	1.7%	1.3%	(8.6)%	—%	(8.6)%	$7,171.1
(1)    Includes sales from Signet’s diamond sourcing operation.
(2)    Includes sales from acquired businesses which were not included in the results for the full comparable periods presented. Blue Nile was included in SSS beginning in the third quarter of Fiscal 2024.
(3)    See non-GAAP financial measures below.
nm Not meaningful.
Total sales of $7.2 billion, down $671.0 million or 8.6% to last year (down 8.6%(3) on a constant currency basis). SSS declined 11.6% versus last year.
By reportable segment:
North America
•Total sales of $6.7 billion, down $585.7 million or 8.0% to last year reflecting an increase of 2.4% in total ATV, driven by a lift from Blue Nile of approximately 3%, on a lower number of transactions.
•SSS declined 11.9% compared to last year.
International
•Total sales of $430.7 million, down $39.4 million or 8.4% to last year reflecting a decrease of 0.6% in total ATV, on a lower number of transactions. On a constant currency basis, sales were down 10.3% for the year.
•SSS declined 5.3% compared to last year.
Balance Sheet and Statement of Cash Flows:
Cash flow from operating activities for Fiscal 2024 was $546.9 million, compared to $797.9 million in the prior year. Cash and cash equivalents were $1.4 billion as of February 3, 2024, compared to $1.2 billion at prior-year end. The Company ended the fourth quarter with an Adjusted Debt to Adjusted EBITDAR ratio of 2.3x, well below the stated goal of less than 2.75x, and was 1.3x on an Adjusted Net Debt basis.
Inventory ended the year at $1.94 billion, down $213.7 million to last year, or approximately 9.9%, driven by Signet's demand planning efforts and life cycle management.
Capital Returns to Shareholders:
Signet's Board of Directors has declared a quarterly cash dividend on common shares of $0.29 per share for the first quarter of Fiscal 2025, payable May 24, 2024, to shareholders of record on April 26, 2024, with an ex-dividend date of April 25, 2024. This reflects a 26% increase to this time last year, the Company's third consecutive year of increasing the common dividend.
During Fiscal 2024, Signet repurchased approximately 1.9 million shares at an average cost per share of $73.06, or $139.3 million, including $21.8 million during the fourth quarter. Subsequent to quarter end, Signet purchased an additional $7.0 million of shares, that settled through March 19, 2024. Signet’s Board of Directors has approved the expansion of the remaining multi-year repurchase authorization by $200 million to a total remaining authorization of approximately $850 million, reflecting excess liquidity, attractive share valuation, and consistent free cash flow conversion.

First Quarter and Full Year Fiscal 2025 Guidance:
Signet’s first quarter Fiscal 2025 guidance for sales, operating income and adjusted EBITDA is provided on a non-GAAP basis:

First Quarter
Total sales	$1.47 to $1.53 billion
Same store sales	(11%) to (7%)
Operating income (1)	$40 to $60 million
Adjusted EBITDA (1)	$87 to $107 million
(1) See description of non-GAAP financial measures below.
Forecasted non-GAAP operating income and adjusted EBITDA excludes potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs associated with the acquisition of Blue Nile. However, given the potential impact of non-recurring charges to the GAAP operating income and diluted EPS, we cannot provide forecasted GAAP operating income or EBITDA or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income and adjusted EBITDA to corresponding forecasted GAAP amounts.
The Company's first quarter outlook is based on the following assumptions:
•Reflects a soft start to the quarter with trends notably improving since mid-February.
•The Company expects US engagement incidents to be down low to mid-single digits compared to the first quarter of Fiscal 2024.
Signet’s full year Fiscal 2025 guidance for sales, same store sales, operating income, adjusted EBITDA and diluted EPS is provided on a non-GAAP basis:

Fiscal 2025
Total sales	$6.66 to $7.02 billion
Same store sales	(4.5%) to +0.5%
Operating income (1)	$590 to $675 million
Adjusted EBITDA (1)	$780 to $865 million
Diluted EPS (1)	$9.08 to $10.48
(1) See description of non-GAAP financial measures below.
Forecasted non-GAAP operating income, adjusted EBITDA and non-GAAP diluted EPS provided above excludes potential non-recurring charges, such as restructuring charges, asset impairments or integration-related costs associated with the acquisition of Blue Nile. However, given the potential impact of non-recurring charges to the GAAP operating income, EBITDA and diluted EPS, we cannot provide forecasted GAAP operating income, EBITDA or diluted EPS or the probable significance of such items without unreasonable efforts. As such, we do not present a reconciliation of forecasted non-GAAP operating income, adjusted EBITDA and non-GAAP diluted EPS to corresponding forecasted GAAP amounts.
The Company's Fiscal 2025 Outlook is based on the following assumptions:
•The Company expects an approximately 1.5% to 2.0% negative impact to sales from integration issues with its Digital banners. The Company expects to resolve the issues in the second half of the year but is not reflected as such in guidance. Importantly, the issues are not tied to nor impacting the eCommerce channels of our core banners, which are performing well.
•Approximately $225 million in non-comparable sales headwinds reflecting over $100 million from the 53rd week in Fiscal 2024, approximately $75 million in the UK from the sale of previously announced prestige watch locations in the UK and up to 30 Ernest Jones store closures, and approximately $50 million from total store closures in North America in Fiscal 2024 and Fiscal 2025. The Company anticipates net square footage decline of 1% to flat for the year.
•The Company continues to expect a three-year recovery in US engagement rates, with Fiscal 2025 engagement incidents increasing 5% to 10% to Fiscal 2024.
•Approximately $150 million to $180 million in new cost savings initiatives leveraging technology such as AI, sourcing efficiencies, and spend discipline.
•Planned capital expenditures of approximately $160 million to $180 million, reflecting investments in 20 to 30 new stores, nearly 300 renovations with focus on Kay, Jared and Diamonds Direct stores, Connected Commerce capabilities, and digital and technology advancement.
•Annual tax rate of 19% to 20% excludes potential discrete items.

•Diluted EPS for Fiscal 2025 excludes any further share repurchases subsequent to today.
•Diluted EPS for Fiscal 2025 includes preferred share dilution on common shareholders for full year Fiscal 2025.
Our Purpose and Sustainable Growth:
As a company with a Purpose-inspired business strategy, Signet is committed to ongoing leadership in Corporate Citizenship & Sustainability. Signet released its Fiscal 2023 Corporate Citizenship & Sustainability Report including a progress report on its 2030 Corporate Sustainability Goals. The report reflects the Company's commitment to its Corporate Sustainability framework defined by Love for All People; Love for Our Team; and Love for Our Planet and Products. Since the release of its Corporate Sustainability Goals approximately two years ago, the Company has successfully integrated the Inspiring Brilliance business strategy and long-term corporate sustainability initiatives into its culture and day-to-day business operations.

Conference Call:
A conference call is scheduled for March 20, 2024 at 8:30 a.m. ET and a simultaneous audio webcast is available at www.signetjewelers.com.
The call details are:
Local – Toronto +1 416 764 8658
Toll Free – North America +1 888 886 7786
Conference ID 39021057
Registration for the listen-only webcast is available at the following link:
https://events.q4inc.com/attendee/403556234
A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.
About Signet and Safe Harbor Statement:
Signet Jewelers Limited is the world's largest retailer of diamond jewelry. As a Purpose-driven and sustainability-focused company, Signet is a participant in the United Nations Global Compact and adheres to its principles-based approach to responsible business. Signet operates approximately 2,700 stores primarily under the name brands of Kay Jewelers, Zales, Jared, Banter by Piercing Pagoda, Diamonds Direct, Blue Nile, JamesAllen.com, Rocksbox, Peoples Jewellers, H. Samuel, and Ernest Jones. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.banter.com, www.diamondsdirect.com, www.bluenile.com, www.jamesallen.com, www.rocksbox.com, www.peoplesjewellers.com, www.hsamuel.co.uk, www.ernestjones.co.uk.
This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon management's beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, results of operations, financial condition, liquidity, prospects, growth, strategies and the industry in which we operate. The use of the words "expects," "intends," "anticipates," "estimates," "predicts," "believes," "should," "potential," "may," "preliminary," "forecast," "objective," "plan," or "target," and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties which could cause the actual results to not be realized, including, but not limited to: difficulty or delay in executing or integrating an acquisition, including Diamonds Direct and Blue Nile; executing other major business or strategic initiatives, such as expansion of the services business or realizing the benefits of our restructuring plans; the impact of the Israel-Hamas conflict on our operations; the negative impacts that public health crisis, disease outbreak, epidemic or pandemic has had, and could have in the future, on our business, financial condition, profitability and cash flows, including without limitation risks relating to shifts in consumer spending away from the jewelry category, trends toward more experiential purchases such as travel, disruptions in the dating cycle caused by the COVID-19 pandemic and the pace at which such impacts on engagements are expected to recover, and the impacts of the expiration of government stimulus on overall consumer spending (including the recent expiration of student loan relief); general economic or market conditions, including impacts of inflation or other pricing environment factors on our commodity costs (including diamonds) or other operating costs; a prolonged slowdown in the growth of the jewelry market or a recession in the overall economy; financial market risks; a decline in consumer discretionary spending or deterioration in consumer financial position; disruptions in our supply chain; our ability to attract and retain labor; our ability to optimize our transformation strategies; changes to regulations relating to customer credit; disruption in the availability of credit for customers and customer inability to meet credit payment obligations, which has occurred and may continue to deteriorate; our ability to achieve the benefits related to the outsourcing of the credit portfolio, including due to technology disruptions and/or disruptions arising from changes to or termination of the relevant outsourcing agreements, as well as a potential increase in credit costs due to the current interest rate environment; deterioration in the performance of individual businesses or of our market value relative to its book value, resulting in impairments of long-lived assets or intangible assets or other adverse financial consequences; the volatility of our stock price; the impact of financial covenants, credit ratings or interest volatility on our ability to borrow; our ability to maintain adequate levels of liquidity for our cash needs, including debt obligations, payment of dividends, planned share repurchases (including execution of accelerated share repurchases and the payment of related excise taxes) and capital expenditures as well as the ability of our customers, suppliers and lenders to access sources of liquidity to provide for their own cash needs; potential regulatory changes; future legislative and regulatory requirements in the US and globally relating to climate change, including any new climate related disclosure or compliance requirements, such as those recently issued in the state of California or adopted by the SEC; exchange rate fluctuations; the cost, availability of and demand for diamonds, gold and other precious metals, including any impact on the global market supply of diamonds due to the ongoing Russia-Ukraine conflict or related sanctions; stakeholder reactions to disclosure regarding the source and use of certain minerals; scrutiny or detention of goods produced in certain territories resulting from trade restrictions; seasonality of our business; the merchandising, pricing and inventory policies followed by us and our ability to manage inventory levels; our relationships with suppliers including the ability to continue to utilize extended payment terms and the ability to obtain merchandise that customers wish to purchase; the failure to adequately address the impact of existing tariffs and/or the imposition of additional duties, tariffs, taxes and other charges or other barriers to trade or impacts from trade relations; the level of competition and promotional activity in the jewelry sector; our ability to optimize our multi-year strategy to gain market share, expand and improve existing services, innovate and achieve sustainable, long-term growth; the maintenance and continued innovation of our OmniChannel retailing and ability to increase digital sales, as well as management of digital marketing costs; changes in consumer attitudes regarding jewelry and failure to anticipate and keep pace with changing fashion trends; changes in the supply and consumer acceptance of and demand for gem quality lab created diamonds and adequate identification of the use of substitute products in our jewelry; ability to execute successful marketing programs and manage social media; the ability to optimize our real estate footprint, including operating in attractive trade areas and accounting for changes in consumer traffic in mall locations; the performance of and ability to recruit, train, motivate and retain qualified team members - particularly in regions experiencing low unemployment rates; management of social, ethical and environmental risks; ability to deliver on our environmental, social and governance goals; the reputation of Signet and its banners; inadequacy in and disruptions to internal controls and systems, including related to the migration to new information technology systems which impact financial reporting; security breaches and other disruptions to our or our third-party providers’ information technology infrastructure and databases; an adverse development in legal or regulatory proceedings or tax matters, including any new claims or litigation brought by employees, suppliers, consumers or shareholders, regulatory initiatives or investigations, and ongoing compliance with regulations and any consent orders or other legal or regulatory decisions; failure to comply with labor regulations; collective bargaining activity; changes in corporate taxation rates, laws, rules or practices in the US and other jurisdictions in which our subsidiaries are incorporated, including developments related to the tax treatment of companies engaged in Internet commerce or deductions associated with payments to foreign related parties that are subject to a low effective tax rate; risks related to international laws and Signet being a Bermuda corporation; risks relating to the outcome of pending litigation; our ability to protect our intellectual property or assets including cash which could be affected by failure of a financial institution or conditions affecting the banking system and financial markets as a whole; changes in assumptions used in making accounting estimates relating to items such as extended service plans; or the impact of weather-related incidents, natural disasters, organized crime or theft, increased security costs, strikes, protests, riots or terrorism, acts of war (including the ongoing Russia-Ukraine and Israel-Hamas conflicts), or another public health crisis or disease outbreak, epidemic or pandemic on our business.
For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the “Risk Factors” and “Forward-Looking Statements” sections of Signet’s Fiscal 2023 Annual Report on Form 10-K filed with the SEC on March 16, 2023, and quarterly reports on Form 10-Q and the “Safe Harbor Statements” in current reports on Form 8-K filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.
Investors:
Rob Ballew
Senior Vice President, Investor Relations
robert.ballew@signetjewelers.com
or
investorrelations@signetjewelers.com
Media:
Colleen Rooney
Chief Communications & ESG Officer
+1-330-668-5932
colleen.rooney@signetjewelers.com

Non-GAAP Financial Measures
In addition to reporting the Company's financial results in accordance with generally accepted accounting principles ("GAAP"), the Company reports certain financial measures on a non-GAAP basis. The Company believes that non-GAAP financial measures, when reviewed in conjunction with GAAP financial measures, can provide more information to assist investors in evaluating historical trends and current period performance and liquidity. These non-GAAP financial measures should be considered in addition to, and not superior to or as a substitute for, the GAAP financial measures presented in this earnings release and the Company’s consolidated financial statements and other publicly filed reports. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
The Company reports the following non-GAAP financial measures: free cash flow, non-GAAP operating income, non-GAAP operating margin, non-GAAP diluted earnings per share ("EPS"), sales changes on a constant currency basis and the debt and net debt leverage ratios, including on an adjusted basis.
Free cash flow is a non-GAAP measure defined as net cash provided by operating activities less purchases of property, plant and equipment. Management considers this metric to be helpful in understanding how the business is generating cash from its operating and investing activities that can be used to meet the financing needs of the business. Free cash flow is an indicator frequently used by management in evaluating its overall liquidity needs and determining appropriate capital allocation strategies. Free cash flow does not represent the residual cash flow available for discretionary purposes.
Non-GAAP operating income is a non-GAAP measure defined as operating income excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing operating results to appropriately evaluate the performance of the business without the impact of these certain items. Management believes the consideration of measures that exclude such items can assist in the comparison of operational performance in different periods which may or may not include such items. Management also utilizes non-GAAP operating margin, defined as non-GAAP operating income as a percentage of total sales, to further evaluate the effectiveness and efficiency of the Company’s flexible operating model.
Non-GAAP diluted EPS is a non-GAAP measure defined as diluted EPS excluding the impact of certain items which management believes are not necessarily reflective of normal operational performance during a period. Management finds the information useful when analyzing financial results in order to appropriately evaluate the performance of the business without the impact of these certain items. In particular, management believes the consideration of measures that exclude such items can assist in the comparison of performance in different periods which may or may not include such items. The Company estimates the tax effect of all non-GAAP adjustments by applying a statutory tax rate to each item. The income tax items represent the discrete amount that affected the diluted EPS during the period.
The Company provides the year-over-year change in total sales excluding the impact of foreign currency fluctuations to provide transparency to performance and enhance investors’ understanding of underlying business trends. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year sales in local currency.
The adjusted debt and adjusted net debt leverage ratios are non-GAAP measures calculated by dividing Signet’s adjusted debt or adjusted net debt by adjusted EBITDAR. Adjusted debt is a non-GAAP measure defined as debt recorded in the consolidated balance sheet, plus Preferred Shares, plus an adjustment for operating leases (5x annual rent expense). Adjusted net debt, a non-GAAP measure, is adjusted debt less the cash and cash equivalents on hand as of the balance sheet dates. The debt and net debt leverage ratios are non-GAAP measures calculated by dividing Signet’s debt or net debt by adjusted EBITDA. Debt as used in these ratios is defined as current or long-term debt recorded in the consolidated balance sheet plus Preferred Shares. Net debt as used in this ratio is debt less the cash and cash equivalents on hand as of the balance sheet dates. Adjusted EBITDAR is a non-GAAP measure, defined as earnings before interest and income taxes, depreciation and amortization, share-based compensation expense, other non-operating expense, net and certain non-GAAP accounting adjustments (“Adjusted EBITDA”) and further excludes minimum fixed rent expense for properties occupied under operating leases. Adjusted EBITDA and Adjusted EBITDAR are considered important indicators of operating performance as they exclude the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization costs and certain accounting adjustments. Management believes these financial measures are helpful to investors and analysts to analyze trends in Signet’s business and evaluate Signet’s performance. The debt and adjusted debt leverage ratios are key to the Company’s capital allocation strategy as measures of the Company’s optimized capital structure. The net debt and adjusted net debt leverage ratios are supplemental to the debt and adjusted debt ratios as both investors and management find it useful to consider cash on hand available to pay down debt.
The following information provides reconciliations of the most comparable financial measures calculated and presented in accordance with GAAP to presented non-GAAP financial measures.
Free cash flow

(in millions)	Fiscal 2024	Fiscal 2023
Net cash provided by operating activities	$546.9	$797.9
Purchase of property, plant and equipment	(125.5)	(138.9)
Free cash flow	$421.4	$659.0
Non-GAAP operating income

(in millions)	14 weeks ended February 3, 2024	13 weeks ended January 28, 2023	Fiscal 2024	Fiscal 2023
Total GAAP operating income	$416.3	$369.5	$621.5	$604.9
Litigation charges (1)	—	13.8	(3.0)	203.8
Acquisition and integration-related expenses (2)	1.9	5.5	22.0	25.8
Restructuring charges (3)	1.7	—	7.5	—
Asset impairments (3)	3.4	15.9	7.1	15.9
Gain on divestitures, net (4)	(13.6)	—	(12.3)	—
Total non-GAAP operating income	$409.7	$404.7	$642.8	$850.4
North America segment non-GAAP operating income

(in millions)	14 weeks ended February 3, 2024	13 weeks ended January 28, 2023	Fiscal 2024	Fiscal 2023
North America segment GAAP operating income	$396.0	$372.9	$677.0	$673.2
Litigation charges (1)	—	13.8	(3.0)	203.8
Acquisition and integration-related expenses (2)	1.9	5.5	22.0	25.8
Restructuring charges (3)	1.9	—	6.3	—
Asset impairments (3)	3.4	15.9	7.1	15.9
North America segment non-GAAP operating income	$403.2	$408.1	$709.4	$918.7
International segment non-GAAP operating income (loss)

(in millions)	14 weeks ended February 3, 2024	13 weeks ended January 28, 2023	Fiscal 2024	Fiscal 2023
International segment GAAP operating income (loss)	$36.0	$14.7	$13.1	$(0.2)
Restructuring charges (3)	(0.2)	—	1.2	—
Gain on divestitures, net (4)	(13.6)	—	(12.3)	—
International segment non-GAAP operating income (loss)	$22.2	$14.7	$2.0	$(0.2)

Non-GAAP income tax provision

(in millions)	14 weeks ended February 3, 2024	13 weeks ended January 28, 2023	Fiscal 2024	Fiscal 2023
GAAP income tax expense (benefit)	$(199.2)	$89.5	$(170.6)	$74.5
Litigation charges (1)	—	3.5	(0.8)	51.2
Pension settlement loss (5)	0.3	0.2	4.4	25.4
Acquisition and integration-related expenses (2)	0.5	1.1	5.5	6.2
Restructuring charges (3)	0.4	—	2.0	—
Asset impairments (3)	0.9	4.0	1.8	4.0
Gain on divestitures, net (4)	(3.4)	—	(3.1)	—
Bermuda economic transition adjustment (8)	263.3	—	263.3	—
Non-GAAP income tax expense	$62.8	$98.3	$102.5	$161.3
Non-GAAP effective tax rate

	14 weeks ended February 3, 2024	13 weeks ended January 28, 2023	Fiscal 2024	Fiscal 2023
GAAP effective tax rate	(46.7)%	24.4%	(26.7)%	16.5%
Litigation charges (1)	—%	—%	(0.1)%	1.7%
Pension settlement loss (5)	0.1%	—%	0.7%	0.9%
Acquisition and integration-related expenses (2)	0.1%	—%	0.8%	0.2%
Restructuring charges (3)	0.1%	—%	0.3%	—%
Asset impairments (3)	0.2%	—%	0.3%	0.1%
Gain on divestitures, net (4)	(0.8)%	—%	(0.5)%	—%
Bermuda economic transition adjustment (8)	61.9%	—%	40.7%	—%
Non-GAAP effective tax rate	14.9%	24.4%	15.5%	19.4%
Non-GAAP diluted EPS

	14 weeks ended February 3, 2024	13 weeks ended January 28, 2023	Fiscal 2024	Fiscal 2023
GAAP Diluted EPS	$11.75	$5.02	$15.01	$6.64
Litigation charges (1)	—	0.25	(0.06)	3.59
Pension settlement loss (5)	0.02	0.02	0.02	2.36
Acquisition and integration-related expenses (2)	0.04	0.10	0.41	0.46
Restructuring charges (3)	0.03	—	0.14	—
Asset impairments (3)	0.06	0.29	0.13	0.28
Gain on divestitures, net (4)	(0.25)	—	(0.22)	—
Tax impact of above items (6)	0.02	(0.16)	(0.18)	(1.53)
Bermuda economic transition adjustment (8)	(4.94)	—	(4.88)	—
Non-GAAP Diluted EPS	$6.73	$5.52	$10.37	$11.80

Adjusted debt and adjusted net debt leverage ratios

(in millions)	Fiscal 2024	Fiscal 2023
Adjusted debt and adjusted net debt:
Current portion of long-term debt	$147.7	$—
Long-term debt	—	147.4
Redeemable Series A Convertible Preference Shares	655.5	653.8
Adjustments:
5x Rent expense	2,199.0	2,232.5
Adjusted debt	$3,002.2	$3,033.7
Less: Cash and cash equivalents	1,378.7	1,166.8
Adjusted net debt	$1,623.5	$1,866.9

Adjusted EBITDAR:
Net income	$810.4	$376.7
Income taxes	(170.6)	74.5
Interest (income) expense, net	(18.7)	13.5
Depreciation and amortization	161.9	164.5
Amortization of unfavorable contracts	(1.8)	(1.8)
Share-based compensation	41.1	42.0
Other non-operating expense, net (5)	0.4	140.2
Other accounting adjustments (7)	21.3	245.5
Adjusted EBITDA	$844.0	$1,055.1
Rent expense	439.8	446.5
Adjusted EBITDAR	$1,283.8	$1,501.6

Adjusted debt leverage ratio	2.3x	2.0x

Adjusted net debt leverage ratio	1.3x	1.2x
Debt and net debt leverage ratios

(in millions)	Fiscal 2024	Fiscal 2023
Debt and net debt:
Current portion of long-term debt	$147.7	$—
Long-term debt	—	147.4
Redeemable Series A Convertible Preference Shares	655.5	653.8
Debt	$803.2	$801.2
Less: Cash and cash equivalents	1,378.7	1,166.8
Net debt	$(575.5)	$(365.6)

Adjusted EBITDA	$844.0	$1,055.1

Debt leverage ratio	1.0x	0.8x

Net debt leverage ratio	-0.7x	-0.3x

Footnotes to Non-GAAP Reconciliation Tables
(1)    Fiscal 2024 includes a credit to income related to the adjustment of the prior litigation accrual. Fiscal 2023 includes charges for settlement of a previously disclosed litigation matter.
(2)    Acquisition and integration-related expenses include integration costs, primarily severance and retention, exit and disposal costs and system decommissioning costs incurred for the integration of Blue Nile. The 14 and 53 weeks ended February 3, 2024 includes $0.0 million and $1.4 million, respectively, recorded to cost of sales, and $1.9 million and $20.6 million, respectively, recorded to SG&A. Fiscal 2023 included the impact of the fair value step-up for inventory from Diamonds Direct and Blue Nile which was recorded to cost of sales, as well as professional fees and severance incurred for the acquisition of Blue Nile which were recorded to SG&A.
(3)    Fiscal 2024 restructuring and asset impairment charges were incurred primarily as a result of the Company’s rationalization of store footprint and reorganization of certain centralized functions. Fiscal 2023 includes asset impairment charges related to the Company’s headquarters.
(4)    Includes gain of sale of the UK prestige watch business, net of transaction costs.
(5)    Fiscal 2023 includes pre-tax pension settlement charges of $133.7 million.
(6)    The tax effect includes a $0.07 impact of the other comprehensive income recognized in earnings from the release of the remaining tax benefit associated with the buy-out of the UK pension completed in the first quarter of Fiscal 2024.
(7)    Other accounting adjustments are inclusive of those items described within footnotes 1 through 4 above.
(8)    Fiscal 2024 relates to the favorable impact of the income tax benefit from the Bermuda economic transition adjustment.

Condensed Consolidated Statements of Operations (Unaudited)

(in millions, except per share amounts)	14 weeks ended February 3, 2024	13 weeks ended January 28, 2023	Fiscal 2024	Fiscal 2023
Sales	$2,497.6	$2,666.2	$7,171.1	$7,842.1
Cost of sales	(1,416.3)	(1,555.1)	(4,345.7)	(4,790.0)
Gross margin	1,081.3	1,111.1	2,825.4	3,052.1
Selling, general and administrative expenses	(671.9)	(702.5)	(2,197.7)	(2,214.6)
Asset impairments, net	(3.4)	(20.7)	(9.1)	(22.7)
Other operating income (expense), net	10.3	(18.4)	2.9	(209.9)
Operating income	416.3	369.5	621.5	604.9
Interest income (expense), net	8.7	(2.1)	18.7	(13.5)
Other non-operating expense, net	2.0	(0.6)	(0.4)	(140.2)
Income before income taxes	427.0	366.8	639.8	451.2
Income taxes	199.2	(89.5)	170.6	(74.5)
Net income	626.2	277.3	810.4	376.7
Dividends on redeemable convertible preferred shares	(8.6)	(8.6)	(34.5)	(34.5)
Net income attributable to common shareholders	$617.6	$268.7	$775.9	$342.2

Earnings per common share:
Basic	$13.94	$5.93	$17.28	$7.34
Diluted	$11.75	$5.02	$15.01	$6.64
Weighted average common shares outstanding:
Basic	44.3	45.3	44.9	46.6
Diluted	53.3	55.2	54.0	56.7

Dividends declared per common share	$0.23	$0.20	$0.92	$0.80

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	February 3, 2024	January 28, 2023
Assets
Current assets:
Cash and cash equivalents	$1,378.7	$1,166.8
Accounts receivable	9.4	14.5
Other current assets	202.5	165.9
Income taxes	9.4	9.6
Inventories	1,936.6	2,150.3
Total current assets	3,536.6	3,507.1
Non-current assets:
Property, plant and equipment, net	497.7	586.5
Operating lease right-of-use assets	1,001.8	1,049.3
Goodwill	754.5	751.7
Intangible assets, net	402.8	407.4
Other assets	319.3	281.7
Deferred tax assets	300.5	36.7
Total assets	$6,813.2	$6,620.4
Liabilities, Redeemable convertible preferred shares, and Shareholders’ equity
Current liabilities:
Current portion of long-term debt	$147.7	$—
Accounts payable	735.1	879.0
Accrued expenses and other current liabilities	400.2	638.7
Deferred revenue	362.9	369.5
Operating lease liabilities	260.3	288.2
Income taxes	69.8	72.7
Total current liabilities	1,976.0	2,248.1
Non-current liabilities:
Long-term debt	—	147.4
Operating lease liabilities	835.7	894.7
Other liabilities	96.0	100.1
Deferred revenue	881.8	880.1
Deferred tax liabilities	201.7	117.6
Total liabilities	3,991.2	4,388.0
Commitments and contingencies
Redeemable Series A Convertible Preference Shares	655.5	653.8
Shareholders’ equity:
Common shares	12.6	12.6
Additional paid-in capital	230.7	259.7
Other reserves	0.4	0.4
Treasury shares at cost	(1,646.9)	(1,574.7)
Retained earnings	3,835.0	3,144.8
Accumulated other comprehensive loss	(265.3)	(264.2)
Total shareholders’ equity	2,166.5	1,578.6
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	$6,813.2	$6,620.4

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)	Fiscal 2024	Fiscal 2023
Operating activities
Net income	$810.4	$376.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	161.9	164.5
Amortization of unfavorable contracts	(1.8)	(1.8)
Share-based compensation	41.1	42.0
Deferred taxation	(180.3)	(99.3)
Asset impairments, net	9.1	22.7
Pension settlement loss	0.2	133.7
Gain on divestitures	(12.3)	—
Other non-cash movements	9.6	7.2
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable	5.1	5.5
Other assets and other receivables	(41.9)	10.6
Inventories	182.5	(16.5)
Accounts payable	(134.5)	(101.6)
Accrued expenses and other liabilities	(251.1)	120.0
Operating lease assets and liabilities	(39.7)	18.2
Deferred revenue	(7.0)	27.9
Income tax receivable and payable	(3.0)	98.5
Pension plan contributions	(1.4)	(10.4)
Net cash provided by operating activities	546.9	797.9
Investing activities
Purchase of property, plant and equipment	(125.5)	(138.9)
Acquisitions, net of cash acquired	(6.0)	(391.8)
Divestitures	53.8	—
Other investing activities, net	1.9	(14.7)
Net cash used in investing activities	(75.8)	(545.4)
Financing activities
Dividends paid on common shares	(39.9)	(36.6)
Dividends paid on redeemable convertible preferred shares	(32.9)	(32.9)
Repurchase of common shares	(139.3)	(376.1)
Other financing activities, net	(47.6)	(44.4)
Net cash used in financing activities	(259.7)	(490.0)
Cash and cash equivalents at beginning of period	1,166.8	1,418.3
Increase (decrease) in cash and cash equivalents	211.4	(237.5)
Effect of exchange rate changes on cash and cash equivalents	0.5	(14.0)
Cash and cash equivalents at end of period	$1,378.7	$1,166.8

Real Estate Portfolio:
Signet has a diversified real estate portfolio. On February 3, 2024, Signet operated 2,698 stores totaling 4.1 million square feet of selling space. Compared to prior year, store count decreased by 110 and square feet of selling space decreased 2.7%.

Store count by segment	January 28, 2023	Openings (2)	Closures (2) (3)	February 3, 2024
North America segment (1)	2,475	23	(87)	2,411
International segment (1)	333	10	(56)	287
Signet	2,808	33	(143)	2,698
(1) The net change in selling square footage for Fiscal 2024 for the North America and International segments was (1.4)% and (15.4)%, respectively.
(2) Includes 13 store repositions in Fiscal 2024.
(3) Includes 16 stores from the divestiture of the UK prestige watch business.